Writer’s Direct Dial

EXHIBIT 4

Emmet, Marvin & Martin, LLP

Counsellors at Law

_____

120 Broadway

New York, New York 10271

_____

(212) 238-3000

(212) 653-1760

_____

Fax: (212) 238-3100

Fax: (212) 653-1730

http://www.emmetmarvin.com

177 Madison Avenue Morristown, New Jersey 07960 (973) 538-5600 Fax: (973) 538-6448

April 1, 2019

The Bank of New York Mellon,

as Depositary

240 Greenwich Street

New York, New York, 10286

Re:	American Depositary Shares representing shares of common stock of Unicharm Corporation

Ladies and Gentlemen:

We refer to the registration statement to be filed on Form F-6 under the Securities Act of 1933 (the "Registration Statement") by the legal entity created by the agreement (the "Deposit Agreement") for issuance of American Depositary Shares ("ADSs"), which may be evidenced by American Depositary Receipts ("ADRs"), representing shares of common stock of Unicharm Corporation , for which you propose to act as Depositary.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

This opinion may be used by you as an exhibit to the Registration Statement.

Very truly yours,

/s/ EMMET, MARVIN & MARTIN, LLP

EMMET, MARVIN & MARTIN, LLP